UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2021
WORKHORSE GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	001-37673	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Commerce Drive, Loveland, Ohio 45140
(Address of principal executive offices) (zip code)
(513) 360-4704
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	WKHS	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On April 20, 2021, Workhorse Group Inc. (the “Company”) announced the appointment of John Graber as President - Aerospace. Mr. Graber joins the Company with over forty years of C-level experience in public and private companies engaged in the aerospace industry. Mr. Graber also has had leadership experience in corporate strategy, business development and M&A. Prior to his appointment by the Company, Mr. Graber had been leading the development of the Company’s HorseFly™ last-mile drone delivery program since March, 2020. Mr. Graber was Managing Partner of Master Aviation Group, an aerospace consulting business from 2014 through 2020. Prior to forming Master Aviation Group, Mr. Graber served as President and Chief Executive Officer of Global Aviation Holdings, as President of CHC Helicopter Services, President of ABX Air and Senior Vice President and Managing Director of ATA Airlines. Mr. Graber served as an Army Aviator for the US Army for 21 years and is a veteran of Operation Desert Storm. Mr. Graber received his Master of Business Administration from the University of Notre Dame and Bachelor of Arts from Thomas Edison State University. Mr. Graber does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer. Since January 1, 2019, Mr. Graber has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000. Mr. Graber is a member of the Board of Directors of Thrush Aircraft.

The Company entered into an employment agreement (the “Graber Employment Agreement”) with Mr. Graber effective April 20, 2021. Pursuant to the Graber Employment Agreement, Mr. Graber will receive a base salary of $300,000 per year. Mr. Graber will be eligible to receive a target performance bonus commencing the calendar year ending December 31, 2021 equal to 50% of his base salary with the potential to increase to 75% of his base salary assuming pre-determined performance goals are met as determined by the Compensation Committee as well as a signing bonus of $100,000. The Company granted Mr. Graber 36,675 shares of restricted common stock under the Company’s 2019 Stock Incentive Plan. The restricted stock will vest over three years commencing in October 2021. In the event Mr. Graber is terminated without cause or resigns for good reason (as such terms are defined in the Graber Employment Agreement), he will be entitled to severance payments in an amount equal to 16 months of his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to 15 months.

The foregoing summary description of the Graber Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

On April 21, 2021, the Company issued a press release regarding Mr. Graber’s appointment. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Employment Agreement between John Graber and Workhorse Group Inc. dated April 20, 2021
99.1	Press Release dated April 21, 2021
104	Cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

Date: April 21, 2021	By:	/s/ Duane Hughes
	Name: Title:	Duane Hughes Chief Executive Officer

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